CALIFORNIA INVESTMENT TRUST
                                       AND
                                  CCM PARTNERS
                        --------------------------------

                                 CODE OF ETHICS
                           (Revised December 31 2006)
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I.    Legal Requirement

            Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires every investment company (as well as its investment advisor and principal underwriter) to have a written Code of Ethics, which specifically deals with "insider trading" by "access persons." Access Persons are defined to include officers of California Investment Trust, a Delaware statutory trust (the "Trust"), directors and officers of CCM Partners (the "Adviser"), advisory personnel of the Adviser with substantial responsibility or with knowledge of the investments of the Funds constituting series of the Trust (each, a "Fund"), and each member of the Board of Trustees. The Rule also requires that reasonable diligence be used and procedures instituted to prevent violations of this Code of Ethics.

            The Code of Ethics is designed to provide a program for detecting and preventing insider trading and other violations of fiduciary duties by requiring Access Persons to report personal holdings and securities transactions of securities of the types, which the Funds may purchase. The reason underlying this reporting requirement is the potential for insiders who have knowledge of what a Fund is doing to take advantage of this information to trade in advance of a Fund. If the security involved is thinly traded or if the Fund buys or sells in big enough blocks to move the market, this type of insider trading could disadvantage the Fund or unfairly benefit the insider. The Code of Ethics is also aimed at minimizing conflicts of interest and the appearance of such conflicts.

            Under the Code of Ethics, all Access Persons, except Independent Trustees (who meet the exemptions in Sections VII), are required to file reports of their personal holdings and securities transactions (excluding securities issued or guaranteed by the United States Government, its agencies or instrumentalities; bankers' acceptances; bank certificates of deposit; commercial paper and high quality short-term debt instruments, repurchase agreements, other money market instruments, and non-Reportable Funds) at least quarterly within 30 days after the close of the applicable quarter. These reports are then compared against the activities of the Funds and if a pattern emerges that indicates abusive trading of Access Persons of the Trust, the matter is referred to the Board of Trustees who will review the pattern and makes appropriate inquiries and decides what action, if any, is then necessary and for Access Persons of the Advisor, the Advisor will review the matter and make a report to the Board of Trustees upon the resolution of the matter. Additionally, Access Persons are required to obtain prior written approval before making any investment in an Initial Public Offering ("IPO") or private placement offering. Before approval of any such investment, the transaction will be carefully reviewed for any immediate or future potential conflicts of interest.

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            Independent Trustees who do not have day-to-day contact with the
Funds and who do not have specific knowledge of the Funds' intended investments are not required to file any reports, and there is no restriction on their personal securities trading activities (excepted as provided for in Section
VII).

            This Code of Ethics is not intended to cover all possible areas of potential liability under the 1940 Act or under the federal securities laws in general. For example, other provisions of Section 17 of the 1940 Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (e.g., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person. Persons covered by this Code of Ethics are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by a Fund of the Trust.

            In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on Access Persons in certain situations. It is expected that Access Persons will be sensitive to these areas of potential conflict, even though this Code of Ethics does not address specifically these other areas of fiduciary responsibility.

II.   Implementation

            In order to implement this Code of Ethics, a compliance officer and two alternates should be designated. These individuals are:

                                    Michael O'Callaghan, Compliance Officer
                                    Steve Rogers, Alternate
                                    Rodney Yee, Alternate

            The compliance officer shall create a list of advisory persons and other Access Persons and update the list with reasonable frequency. The compliance officer shall circulate a copy of this Code of Ethics to each Access Person, together with an acknowledgment of receipt, which shall be signed and returned to the compliance officer by each Access Person. The compliance officer is charged with responsibility for insuring that the reporting requirements of this Code of Ethics (see Section VI) are adhered to by all Access Persons. The compliance officer shall be responsible for ensuring that the review requirements of this Code of Ethics (see Section VIII) are performed in a prompt manner. The compliance officer shall also be responsible for giving special prior approval to transactions that would otherwise be prohibited pursuant to
Section IV of this Code of Ethics.

III.  Definitions

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            (a) "Access person" means any trustee, director or general partner, officer or advisory person of a Fund or Trust or the Adviser. Spouses, children and "immediate family members" sharing the household of such persons may also be considered an "Access Person" under this Code to the extent provided in the definition of "Beneficial ownership" below.

            (b) "Advisory person" means (i) any employee of (A) a Trust, (B) an investment advisor to a Trust or (C) any company in control relationship to a Trust, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a security by a Fund of the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to a Trust or an investment adviser to a Trust who obtains information concerning recommendations made to a Trust with regard to the purchase or sale of a security.

            (c) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

            (d) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder, with the exception that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires. The rules promulgated under
Section 16 of the 1934 Act provide that persons are presumed to have an indirect pecuniary interest, and therefore "Beneficial ownership" of, securities that are held by members of a person's "immediate family" sharing the same household, and that "immediate family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

            (e) "Control" has the same meaning as in Section 2(a) (9) of the 1940 Act.

            (f) A Security "Held or to be Acquired" by any Fund means (i) any Security which, within the most recent 15 days from the date of determination
(A) is or has been held by any Fund; or (B) is being or has been considered by any Fund or its investment adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Security in sub-clause (i) of this definition.

            (f) "Investment Personnel" of a Trust or of the Adviser means (i) any employee of a Trust or the Adviser (or of any company in a control relationship to the Trust or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; or (ii) any natural person who controls the Trust or the Adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by a Fund.

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            (g) "Purchase or sale of a security" includes the writing of an option to purchase or sell a security.

            (h) "Reportable Fund" means, for a particular Access Person, any mutual fund for which the investment adviser with whom the Access Person is associated, if any (the "Associated Adviser"), serves as investment adviser (including any sub-adviser) or any mutual fund whose investment adviser or principal underwriter controls the Associated Adviser, is controlled by the Associated Adviser, or is under common control with the Associated Adviser.

            (i) "Security" shall have the meaning set forth in Section 2(a) (36) of the 1940 Act, except that it shall not include shares of mutual funds that are not Reportable Funds, securities issued by the Government of the United States (including Government agencies or instrumentalities), short term debt securities which are "government securities" within the meaning of Section 2(a)
(16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, repurchase agreements and other money market instruments.

IV.   Prohibited Purchases and Sales

            No Access Person (except for any independent Trustees, who are presumed to have no actual knowledge of the following matters described in sub-clauses (a) and (b) below) shall purchase or sell directly or indirectly, any Security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership, which Security to his or her actual knowledge at the time of such purchase or sale:

                  (a) is being considered for purchase or sale by a Reportable Fund (Index Funds excepted, where an "Index Fund" is a Fund which seeks to match the performance of an Index);

                  (b) has been purchased or sold by a Reportable Fund within the most recent 7 days if such person participated in the recommendation to, or the decision by, the Reportable Fund to purchase or sell such security (Index Funds transactions excepted).

            These restrictions shall continue to apply until the recommendation has been rejected or any trade instruction to buy or sell has been completed or canceled. Knowledge of any such consideration, intention, recommendation or purchase or sale is always a matter of strictest confidence.

            Investment Personnel must obtain prior written approval from the Adviser's compliance officer before making an investment in an IPO or private placement.

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            Exceptions. These restrictions and the requirement for prior approval shall not apply to purchases or sales which receive the prior approval of the compliance officer because they are only remotely potentially harmful to a Fund, or because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by a Fund.

            General Anti-Fraud Obligation. It is unlawful and prohibited for any affiliated person of a Fund, or any affiliated person of the investment adviser for the fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by a Fund:

            A. To employ any device, scheme or artifice to defraud any Fund;

            B. To make any untrue statement of a material fact to the any Fund or omit to state a material fact necessary in order to make the statements made to any Fund, in light of the circumstances under which they are made, not misleading;

            C. To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any Fund; or

            D. To engage in any manipulative practice with respect to any Fund.

V.    Exempted Transactins/Securities

            The prohibitions of Section IV of this Code (except for the General Anti-Fraud Obligations, to which there no exceptions applies) shall not apply to:

            (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

            (b) Purchases or sales, which fall below either 1,000 shares or $50,000, whichever is greater (except IPOs and private placements).

            (c) Purchases or sales of securities, which are not eligible for purchase, or sale by any Fund (except IPOs and private placements).

            (d) Purchases or sales, which are non-volitional on the part of either the Access Person or a Trust (except IPOs and private placements) (e.g., receipt of gifts).

            (e) Purchases, which are part of an automatic dividend reinvestment, plan.

            (f) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

            (g) Purchases and sales, which have received the prior approval of the compliance officer.

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            (h)         Purchases and sales or securities, which are not,
                        included in the definition of "Security" in Part III.g - i.e., non-Reportable Fund shares, government securities and money market instruments.

            (i)         Purchases and sales of securities, which are in an Index
                        Fund.

VI.   Reporting

            (a) Subject to the exceptions set forth below, all Access Persons, with the exception of the Independent Trustees who meet the requirements of
Section VII(a), shall report to the Trust or the Adviser the information described in this Section VI(b) with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security.

            (b) Every report shall be made not later than thirty (30) days after the end of each calendar quarter and shall contain the following information:

                  (1) The date of the transaction, the title and the number of shares, the interest rate and maturity date (if applicable), and the principal amount of each security involved;

                  (2) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition of disposition);

                  (3)   The price at which the transaction was effected;

                  (4) The name of the broker, dealer, or bank with or through whom the transaction was effected; and

                  (5)   The date that the report is being submitted.

            (c) For periods in which no reportable transactions were effected, the report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

            (d) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any director indirect beneficial ownership in the security to which the report relates.

            (e) Copies of statements or confirmations containing the information specified in paragraph (b) above may be submitted in lieu of listing the transactions.

            (f) Each Access Person (with the exception of the Independent Trustees) must make an Initial Holdings Report within 10 days of becoming an Access Person and an Annual Holdings Report, which must contain information, current within 30 days before the report is submitted. Each of these reports must contain the following information:

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                        (1)   the title, number of shares and principal amount
                              of each security in which the Access Person had any direct or indirect beneficial ownership;

                        (2) the name of any broker, dealer or bank with whom the Access Person maintained an account where such security was held; and

                        (3)   the date that the report is being submitted.

VII.  Exceptions to Reporting Requirements

            (a) An independent Trustee, i.e., a Trustee of a Trust who is not an "interested person" (as defined in Section 2(a) (19) of the 1940 Act) of a Trust, is not required to file a report on a transaction in a security; provided, however, that such Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a trustee of a Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security is or was purchased or sold by a Trust or is or was being considered for purchase by its investment adviser.

            (b) An independent Trustee is not required to furnish the Initial Holdings Report or the Annual Holdings Report specified in Section VI(f).

            (c) Access Persons also need not make a report with respect to an exempted transaction security as described in Section V of this Code (e.g., non-Reportable Fund shares).

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VIII. Review

            The compliance officer (or the alternate, as appropriate) shall compare all reports of personal securities transactions with completed and contemplated portfolio transactions of each Fund to determine whether a violation of the Code of Ethics may have occurred. No person shall review his or her own report. Before making any determination that a violation has been committed by any person, the compliance officer shall give such person an opportunity to supply additional explanatory material. If a securities transaction of the compliance officer is under consideration, the Chairman shall act in all respects in the manner prescribed herein for the compliance officer.

            If the compliance officer determines that a violation of the Code of Ethics has or may have occurred, he or she shall, following consultation with counsel to the Trust, submit his or her written determination, together with the transaction report, if any, and any additional explanatory material provided by the individual, to the President or, if the President shall be the compliance officer, the Treasurer, who shall make an independent determination of whether a violation has occurred.

            The compliance officer shall be responsible for maintaining a current list of all Access Persons (including all Trustees) and for identifying all reporting Access Persons on such list, and shall take steps to ensure that all reporting Access Persons have submitted reports in a timely manner. Failure to submit timely reports will be communicated to the Board of Trustees.

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IX.   Board Oversight

            The Board of Trustees must initially approve the Code of Ethics for the Trust and the Adviser, and the Board of Trustees must approve any material changes to the Code of Ethics within six (6) months of such change. The compliance officer shall (i) promptly notify the Board of any material violation of the Code; (ii) provide to the Board a written report summarizing any and all material issues that arose during the previous year, and (iii) annually certify that the Adviser has adopted procedures in compliance with the Code of Ethics and Rule 17j-1 under the 1940 Act.

X.    Sanctions

            If a material violation of this Code occurs or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to the Board of Trustees. The Board of Trustees or the Adviser may impose such sanctions as it deems appropriate, including, a letter of censure, suspension, or termination of the employment of the violator, and/or a disgorging of any profits made by the violator.

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